                       THE TD WATERHOUSE VARIABLE ANNUITY
                               VARIABLE ACCOUNT D
                       FORTIS BENEFITS INSURANCE COMPANY
     SUPPLEMENT DATED NOVEMBER 1, 2001 TO THE PROSPECTUS DATED MAY 1, 2001

The following investment portfolio is added to the list of investment portfolios shown in the second paragraph of the first page of the prospectus:

STRONG MID CAP GROWTH FUND II

Under "Information Concerning Fees and Charges," the table of Portfolio Annual Expenses is revised to include the following information concerning the Strong Mid Cap Growth Fund II:

                                                                                                TOTAL PORTFOLIO
                                                                                                   OPERATING
                                                                INVESTMENT                         EXPENSES
                                                               ADVISORY AND                     (*AFTER EXPENSE
                                                              MANAGEMENT FEE   OTHER EXPENSES   REIMBURSEMENT)
---------------------------------------------------------------------------------------------------------------
Strong Mid Cap Growth Fund II                                     1.00%            0.20%            1.20%
---------------------------------------------------------------------------------------------------------------

Under "Information Concerning Fees and Charges," the following is added to the "Examples":

If you COMMENCE AN ANNUITY payment option, or whether you DO or DO NOT surrender your contract, you would pay the following cumulative expenses on a $1,000 investment, assuming a 5% annual return on assets:

IF ALL AMOUNTS ARE IN ONE PORTFOLIO                            1 YEAR    3 YEARS    5 YEARS    10 YEARS
-------------------------------------------------------------------------------------------------------
Strong Mid Cap Growth Fund II                                   $17        $52        $89        $194
-------------------------------------------------------------------------------------------------------

Under "Appendix C," under "Strong Variable Insurance Funds, Inc.," the following is added after the last paragraph:

STRONG MID CAP GROWTH FUND II

INVESTMENT OBJECTIVE: Seeks capital growth. The fund invests primarily in stocks of medium-capitalization companies that the fund's managers believe have favorable prospects for growth of earnings and capital appreciation.

  THIS SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.

HV-3316
33-63829